Exhibit 4.4
EXECUTION VERSION
SECURITY AND PLEDGE AGREEMENT
dated as of
January 7, 2011
among
HARBINGER GROUP INC.,
THE OTHER GRANTORS FROM TIME TO TIME PARTY HERETO
and
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

SCHEDULES:

Schedule 1 Equity Interests in Subsidiaries and Affiliates Owned by Original Grantors

Schedule 2 Other Investment Property Owned by Original Grantors

Schedule 3 Commercial Tort Claims

EXHIBITS:

Exhibit A Form of Security Agreement Supplement

Exhibit B Form of Perfection Certificate

Exhibit C Form of Pari-Passu Joinder Agreement

ii

SECURITY AND PLEDGE AGREEMENT
     This SECURITY AND PLEDGE AGREEMENT (this “Agreement”) is made and entered into as of January 7, 2011 by and among Harbinger Group Inc., a Delaware corporation (with its successors under the Indenture, the “Issuer”, and collectively with any other Person that becomes a Grantor hereunder from time to time pursuant to Section 20, the “Grantors”), in favor of Wells Fargo Bank, National Association, as collateral agent (the “Collateral Agent”).
     WHEREAS, the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”) have entered into that certain indenture dated as of November 15, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Issuer is issuing $350,000,000 aggregate principal amount of 10.625% Notes due 2015 (the “Notes”);
     WHEREAS, the Issuer, the Collateral Agent and the Trustee are parties to that certain Collateral Trust Agreement dated as of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”);
     WHEREAS, pursuant to the Indenture, each Guarantor from time to time party hereto will unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, to the Trustee for the benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all obligations under the Indenture and the Notes;
     WHEREAS, the Trustee has appointed Wells Fargo Bank, National Association to serve as Collateral Agent under the Collateral Trust Agreement and, in such capacity, to enter into this Agreement;
     WHEREAS, following the date hereof, if not prohibited by the Indenture, the Grantors may incur New Obligations (including Additional Notes (as defined in the Indenture)) which are secured equally and ratably with the Grantors’ obligations in respect of the Notes in accordance with Section 2 of this Agreement;
     WHEREAS, the Issuer and the other Grantors will receive substantial benefits from the execution, delivery and performance of the obligations under the Indenture, the Notes and any New Document, and each is, therefore, willing to enter into this Agreement; and

     WHEREAS, to secure the payment and performance of all of its Secured Obligations, each Grantor has agreed (i) to pledge to the Collateral Agent for the benefit of the Secured Parties, a security interest in the Collateral and (ii) to execute and deliver this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer, each other Grantor and the Collateral Agent hereby agree as follows:
     SECTION 1. Definitions.
     (a) Terms Defined in Indenture. Terms defined in the Indenture and not otherwise defined in subsection (b) or (c) of this Section have, as used herein (including in the preamble and recitals hereto), the respective meanings provided for therein. The rules of construction specified in Section 1.02 of the Indenture also apply to this Agreement.
     (b) Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Account	9-102
Authenticate	9-102
Certificated Security	8-102
Chattel Paper	9-102
Commercial Tort Claim	9-102
Commodity Account	9-102
Commodity Customer	9-102
Deposit Account	9-102
Document	9-102
Entitlement Holder	8-102
Equipment	9-102
Financial Asset	8-102 & 103
General Intangibles	9-102
Instrument	9-102
Inventory	9-102
Investment Property	9-102
Letter-of-Credit Right	9-102
Record	9-102
Proceeds	9-102
Securities Account	8-501
Securities Intermediary	8-102

Term	UCC
Security	8-102 & 103
Security Entitlement	8-102
Supporting Obligations	9-102
Uncertificated Security	8-102
     (c) Additional Definitions. The following additional terms, as used herein, have the following meanings:
     “Actionable Default” has the meaning assigned to such term in the Collateral Trust Agreement.
     “Available Portion” means, at any time when an Actionable Default exists, such portion of the Collateral (which may be all or any part of the Collateral) with respect to which the Collateral Agent shall have determined, in its reasonable discretion except as limited by mandatory provisions of applicable law, to exercise rights to vote the same or to dispose of the same pursuant to Section 11 or 13 of this Agreement. The Available Portion may be altered by the Collateral Agent from time to time without limitation except as otherwise provided by mandatory provisions of applicable law and shall be evidenced by such business records as the Collateral Agent may maintain to its satisfaction with respect thereto.
     “Agreement” has the meaning assigned to such term in the preamble.
     “Cash Collateral Account” has the meaning assigned to such term in Section 8 hereto.
     “Cash Distributions” means dividends, interest and other distributions and payments (including proceeds of liquidation, sale or other disposition) made or received in cash upon or with respect to any Collateral.
     “Collateral” means all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Collateral Agent pursuant to the Collateral Documents. When used with respect to a specific Grantor, the term “Collateral” means all its property on which such a Lien is granted or purports to be granted.
     “Collateral Accounts” means the Cash Collateral Accounts, the Controlled Deposit Accounts and the Controlled Securities Accounts.
     “Collateral Agent” has the meaning assigned to such term in the preamble.

     “Collateral Documents” has the meaning assigned to such term in the Collateral Trust Agreement.
     “Collateral Trust Agreement” has the meaning assigned to such term in the recitals.
     “Control” has the meaning specified in UCC Section 8-106, 9-104, 9-105, 9-106 or 9-107, as may be applicable to the relevant Collateral.
     “Controlled Deposit Account” means a Deposit Account (i) that is subject to a Deposit Account Control Agreement or (ii) as to which the Collateral Agent is the Depositary Bank’s “customer” (as defined in UCC Section 4-104).
     “Controlled Securities Account” means a Securities Account that (i) is maintained in the name of a Grantor at an office of a Securities Intermediary located in the United States and (ii) together with all Financial Assets credited thereto and all related Security Entitlements, is subject to a Securities Account Control Agreement.
     “Copyright License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence, including any exclusive Copyright license agreement identified in Schedule 1 to any Copyright Security Agreement.
     “Copyrights” means all the following: (i) all copyrights under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all copyrightable works of authorship (whether or not published), and all applications for copyrights under the laws of the United States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Copyright Security Agreement, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.
     “Copyright Security Agreement” means a Copyright Security Agreement, in form reasonably satisfactory to the Collateral Agent, executed and delivered by a Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.

     “Deposit Account Control Agreement” means, with respect to any Deposit Account of any Grantor that is not an Excluded Account, a Deposit Account Control Agreement in form reasonably satisfactory to the Collateral Agent among such Grantor, the Collateral Agent and the relevant Depositary Bank.
     “Depositary Bank” means a bank at which a Controlled Deposit Account is maintained.
     “Equity Interest” means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof, (v) any warrant, option or other right to acquire any Equity Interest described in this definition or (vi) any Security Entitlement in respect of any Equity Interest described in this definition.
     “Excluded Account” has the meaning assigned to such term in the definition of “Excluded Property”.
     “Excluded Property” means, collectively,
     (i) motor vehicles, the perfection of a security interest in which is excluded from the UCC in the relevant jurisdiction;
     (ii) voting Equity Interests in any Foreign Subsidiary, to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all voting Equity Interests in such Foreign Subsidiary;
     (iii) any interest in a joint venture or non-Wholly Owned Subsidiary to the extent and for so long as the attachments of security interest created hereby herein would violate any joint venture agreement, organizational document, shareholders agreement or equivalent agreement relating to such joint venture or Subsidiary;
     (iv) any rights of Issuer or any Guarantor in any contract or license if under the terms thereof, or any applicable law with respect thereto, the valid grant of a security interest therein to the Collateral Agent is prohibited and such prohibition has not been waived or the consent of the other party to such contract or license has not been obtained or, under applicable law, such prohibition cannot be waived;

     (v) certain deposit accounts (such deposit accounts being “Excluded Accounts”), the balance of which consists exclusively of (a) withheld income taxes and federal, state, local and foreign employment taxes in such amounts as are required to be paid to the IRS or any other applicable governmental authority and (b) amounts required to be paid over to an employee benefit plan on behalf of or for the benefit of employees of Issuer or any Guarantor;
     (vi) other property that the Collateral Agent may determine from time to time that the cost of obtaining a Lien thereon exceeds the benefits of obtaining such a Lien;
     (vii) any intent-to-use U.S. trademark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or the mark that is the subject of such application under applicable law;
     (viii) Equity Interests of Zap.Com Corporation until such time as Issuer determines that such Equity Interests should be pledged as Collateral, such determination (which shall be irrevocable) to be made by an officer’s certificate delivered by Issuer to the Collateral Agent; and
     (ix) an amount in Cash Equivalents not to exceed $1,000,000 deposited for the purpose of security leases of office space, furniture or equipment;
provided, however, that “Excluded Property” shall not (i) apply to any contract or license to the extent the applicable prohibition is ineffective or unenforceable under the UCC (including Sections 9-406 through 9-409) or any other applicable law, or (ii) limit, impair or otherwise affect Collateral Agent’s unconditional continuing security interest in and Lien upon any rights or interests of Issuer or such Guarantor in or to moneys due or to become due under any such contract or license (including any Accounts).
     “Existing Transfer Restrictions” means Transfer Restrictions existing with respect to any Pledged Securities (a) by virtue of the fact that the Grantor is an “affiliate”, within the meaning of Rule 144 under the Securities Act, of any issuer thereof, or that any Pledged Securities are “restricted securities” within the meaning of Rule 144 under the Securities Act and (b) under the Spectrum Stockholder Agreement.
     “Foreign Subsidiary” means any Subsidiary which is a “controlled foreign corporation” within the meaning of the Internal Revenue Code of 1986, as amended from time to time.
     “Grantors” has the meaning assigned to such term in the preamble.

     “Holders” means the holders from time of the Notes (or any Additional Notes).
     “Indenture” has the meaning assigned to such term in the recitals.
     “Issuer” has the meaning assigned to such term in the preamble.
     “Intellectual Property” means all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.
     “Intellectual Property Filing” means (i) with respect to any Patent, Patent License recorded with the U.S. Patent and Trademark Office, Trademark or Trademark License recorded with the U.S. Patent and Trademark Office, the filing of the applicable Patent Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office, together with an appropriately completed recordation form, and (ii) with respect to any Copyright or exclusive Copyright License, the filing of the applicable Copyright Security Agreement with the United States Copyright Office, together with an appropriately completed recordation form, in each case sufficient to record the Transaction Lien granted to the Collateral Agent in such Recordable Intellectual Property.
     “Intellectual Property Security Agreement” means a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement.
     “Issuer Control Agreement” means an Issuer Control Agreement in form reasonably satisfactory to the Collateral Agent (with any changes that the Collateral Agent shall have approved).
     “License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.
     “Majority Holders” has the meaning assigned to such term in the Collateral Trust Agreement.

     “Mortgage” means a mortgage or deed of trust in form satisfactory to the Collateral Agent in each case creating a Lien on real property in favor of the Collateral Agent (or a sub-agent appointed pursuant to Section 18(b)) for the benefit of the Secured Parties and with such changes in the form thereof as the Collateral Agent shall request for the purpose of conforming to local practice for similar instruments in the jurisdiction where such real property is located.
     “New Document” has the meaning assigned to such term in the Collateral Trust Agreement.
     “New Obligations” has the meaning assigned to such term in the Collateral Trust Agreement.
     “New Representative” has the meaning assigned to such term in the Collateral Trust Agreement.
     “Notes” has the meaning assigned to such term in the recitals.
     “Original Grantor” means any Grantor that grants a Lien on any of its assets hereunder on the date hereof.
     “own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.
     “Pari-Passu Joinder Agreement” means an agreement substantially in the form of Exhibit C.
     “Patent License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right with respect to any Patent or any invention now or hereafter in existence, whether patentable or not, whether a patent or application for patent is in existence on such invention or not, and whether a patent or application for patent on such invention may come into existence or not, including any exclusive Patent license agreement recorded with the U.S. Patent and Trademark Office identified in Schedule 1 to any Patent Security Agreement.
     “Patents” means (i) all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Patent Security Agreement, (ii) all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.
     “Patent Security Agreement” means a Patent Security Agreement, in form reasonably satisfactory to the Collateral Agent, executed and delivered by a Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Perfection Certificate” means, with respect to any Grantor, a certificate substantially in the form of Exhibit B (with any changes that the Collateral Agent shall have approved), completed and supplemented with the schedules contemplated thereby, and signed by an officer of such Grantor.
     “Personal Property Collateral” means all property included in the Collateral except Real Property Collateral.
     “Pledged”, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Equity Interest” means an Equity Interest that is included in the Collateral at such time.
     “Post-Petition Interest” has the meaning assigned to such term in the Collateral Trust Agreement.
     “Real Property Collateral” means all real property (excluding leasehold interests in real property) included in the Collateral.
     “Recordable Intellectual Property” means (i) any Patent registered with the United States Patent and Trademark Office, and any Patent License recorded in the U.S. with respect to a Patent so registered, (ii) any Trademark registered with the United States Patent and Trademark Office, and any Trademark License recorded with the U.S. Patent and Trademark Office with respect to a Trademark so registered, (iii) any Copyright registered with the United States Copyright Office and any exclusive Copyright License with respect to a Copyright so registered, and all rights in or under any of the foregoing.
     “Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Issue Date between the Issuer and the Initial Purchaser.
     “Rule 144” has the meaning specified in Section 3(c)(iii).
     “Rule 145” has the meaning specified in Section 3(c)(iii).

     “Rule 144/145 Securities” has the meaning specified in Section 3(c)(iii).
     “Secured Document” has the meaning assigned to the term “Document” as defined in the Collateral Trust Agreement.
     “Secured Guarantee” means, with respect to each Guarantor, its guarantee of the Secured Obligations.
     “Secured Obligations” means any and all “Obligations” as such term is defined in the Collateral Trust Agreement.
     “Secured Parties” has the meaning assigned to such term in the Collateral Trust Agreement.
     “Securities Account Control Agreement” means, when used with respect to a Securities Account, a Securities Account Control Agreement in form reasonably satisfactory to the Collateral Agent (with any changes that the Collateral Agent shall have approved) among the relevant Securities Intermediary, the relevant Grantor and the Collateral Agent.
     “Security Agreement Supplement” means a Security Agreement Supplement, substantially in the form of Exhibit A, signed and delivered to the Collateral Agent for the purpose of adding a Grantor as a party hereto pursuant to Section 20 and/or adding additional property to the Collateral.
     “Spectrum” means Spectrum Brands Holdings, Inc.
     “Spectrum Registration Rights Agreement” has the meaning assigned to such term in the Collateral Trust Agreement.
     “Spectrum Stockholder Agreement” has the meaning assigned to such term in the Collateral Trust Agreement.
     “Trademark License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any Trademark, including any agreement recorded with the U.S. Patent and Trademark Office identified in Schedule 1 to any Trademark Security Agreement.
     “Trademarks” means: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, trade dress, prints and labels on which any of the foregoing have appeared or appear, package and other designs, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Trademark Security Agreement, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.
     “Trademark Security Agreement” means a Trademark Security Agreement, in form reasonably satisfactory to the Collateral Agent (with any changes that the Collateral Agent shall have approved), executed and delivered by a Grantor in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Transaction Liens” means the Liens granted by the Grantors under the Collateral Documents.
     “Transfer Restriction” means, with respect to any Pledged Securities, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such Pledged Securities or enforce the provisions thereof or of any document related thereto whether set forth in the any Pledged Security itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement for such Pledged Security be consented to or approved by any Person (including, without limitation, by the issuer thereof or any other obligor thereon or pursuant to any trust or similar agreement or arrangement), (ii) any limitations on the type or status, financial or otherwise, of any purchaser, Collateral Agent, assignee or transferee of such Pledged Security, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such security being a “restricted security” or any of the Grantors being an “affiliate” of the issuer of such security, as such terms are defined in Rule 144 under the Securities Act, or as a result of the sale of such security being subject to paragraph (c) of Rule 145 under the Securities Act).

     “Trustee” has the meaning assigned to such term in the recitals.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     SECTION 2. Grant of Transaction Liens.
     (a) The Issuer, in order to secure the Secured Obligations, and each other Grantor listed on the signature pages hereof, in order to secure its Secured Guarantee, grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all the following property of the Issuer or such other Grantor, as the case may be, whether now owned or existing or hereafter acquired or arising and regardless of where located:
     (i) all Accounts;
     (ii) all Chattel Paper;
     (iii) all cash and Deposit Accounts;
     (iv) all Documents;
     (v) all Equipment;
     (vi) all General Intangibles (including, without limitation, (w) any Equity Interests in other Persons that do not constitute Investment Property, (x) any Intellectual Property and (y) any rights under contracts (including the Spectrum Registration Rights Agreement) that the Issuer has with Spectrum);
     (vii) all Instruments;
     (viii) all Inventory;
     (ix) all Investment Property (including, without limitation, all Equity Interests in Spectrum);
     (x) the Commercial Tort Claims described in Schedule 3;

     (xi) all Letter-of-Credit Rights;
     (xii) all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Grantor pertaining to any of its Collateral;
     (xiii) such Grantor’s ownership interest in (1) its Collateral Accounts, (2) all Financial Assets credited to its Collateral Accounts from time to time and all Security Entitlements in respect thereof, (3) all cash held in its Collateral Accounts from time to time and (4) all other money in the possession of the Collateral Agent; and
     (xiv) all Proceeds of the Collateral described in the foregoing clauses (i) through (xi);
provided that the Excluded Property shall be excluded from the foregoing security interests.
     (b) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.
     (c) The Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Grantor with respect to any of the Collateral or any transaction in connection therewith.
     SECTION 3. General Representations and Warranties. Each Grantor represents and warrants that, as of the date hereof:
     (a) Such Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction identified as its jurisdiction of organization in its Perfection Certificate.
     (b) With respect to each Original Grantor, Schedule 1 lists all Equity Interests in Subsidiaries and Affiliates owned by such Grantor as of the date hereof. Such Grantor holds all such Equity Interests directly (i.e., not through a Subsidiary, a Securities Intermediary or any other Person).
     (c) (i) With respect to each Original Grantor, (A) Part 1 of Schedule 2 lists, as of the date hereof, all Securities owned by such Grantor (except Securities evidencing Equity Interests in Subsidiaries and Affiliates) and (B) Part 2 of

Schedule 2 lists, as of the date hereof, all Securities Accounts to which Financial Assets are credited in respect of which such Grantor owns Security Entitlements.
     (ii) Except for the Existing Transfer Restrictions, the Collateral is not subject to any Transfer Restriction, and the Grantor will not cause or suffer to exist any Transfer Restriction other than the Existing Transfer Restrictions with respect to any of the Collateral.
     (iii) The Equity Interests listed on Part 3 of Schedule 2 hereto (the “Rule 144/145 Securities”) are or may be deemed restricted or control securities (as indicated on Part 3 of Schedule 2) for purposes of Rule 144 under the Securities Act (“Rule 144”) promulgated by the Securities and Exchange Commission. The Grantor has indicated on Part 3 of Schedule whether the securities are or are not subject to any restrictions pursuant to Rule 145 under the Securities Act (“Rule 145”).
     (iv) The Grantor has held such Rule 144/145 Securities and borne the full economic risk thereof from or prior to the date(s) indicated on Part 3 of Schedule 2.
     (v) The Grantor will cooperate fully with the Collateral Agent with respect to any sale by the Collateral Agent of any of the Rule 144/145 Securities, including full and complete compliance with all requirements of Rule 144 and/or Rule 145 and will give to the Collateral Agent all information and will do all things necessary, including the execution of all documents, forms, instruments and other items, to comply with Rule 144 and/or Rule 145 for the complete and unrestricted sale and/or transfer of the Rule 144/145 Securities and will exercise its commercially reasonable efforts to have the issuer of any Rule 144/145 Securities, upon the request of the Collateral Agent at the written direction of the Majority Holders, take all such action as may be required to satisfy the public information requirements of Rule 144(c).
     (vi) The Grantor will use its commercially reasonable efforts, upon the Collateral Agent’s written request, to obtain and publish all information necessary to satisfy Rule 144 and/or Rule 145 in the event any issuer of the Rule 144/145 Securities is not current in its filings under the Securities Exchange Act of 1934 at the time of a foreclosure sale by the Collateral Agent.
     (d) Grantor owns no Commodity Account in respect of which such Grantor is the Commodity Customer.

     (e) All Pledged Equity Interests owned by such Grantor are owned by it free and clear of any Lien other than the Permitted Collateral Liens. All shares of capital stock included in such Pledged Equity Interests (including shares of capital stock in respect of which such Grantor owns a Security Entitlement) have been duly authorized and validly issued and are fully paid and non-assessable. None of such Pledged Equity Interests is subject to any option to purchase or similar right of any Person. Such Grantor is not and will not become a party to or otherwise bound by any agreement (except the Secured Documents) which restricts in any manner the rights of any present or future holder of any Pledged Equity Interest with respect thereto.
     (f) Such Grantor has good and marketable title to all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Lien other than Permitted Collateral Liens.
     (g) Such Grantor has not performed any acts that might prevent the Collateral Agent from enforcing any of the provisions of the Collateral Documents or that would in any material respect limit the Collateral Agent in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Grantor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to Permitted Collateral Liens. After the date hereof, no Collateral owned by such Grantor will be in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than a Permitted Collateral Lien.
     (h) The Transaction Liens on all Personal Property Collateral owned by such Grantor (i) have been validly created, (ii) will attach to each item of such Collateral on the date hereof (or, if such Grantor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Secured Obligations or such Grantor’s Secured Guarantee, as the case may be.
     (i) When the relevant Mortgages have been duly executed and delivered, the Transaction Liens on all Real Property Collateral owned by such Grantor as of the date hereof will have been validly created and will secure all the Secured Obligations or such Grantor’s Secured Guarantee, as the case may be. When such Mortgages have been duly recorded, such Transaction Liens will rank prior to all other Liens (except Permitted Collateral Liens) on such Real Property Collateral.
     (j) Such Grantor has delivered a Perfection Certificate to the Collateral Agent. With respect to each Original Grantor, information set forth therein is correct and complete as of the date hereof. Within 60 days after the date hereof, such Original Grantor will furnish to the Collateral Agent a file search report from each UCC filing office listed in its Perfection Certificate, showing the filing made at such filing office to perfect the Transaction Liens on its Collateral.
     (k) When UCC financing statements describing the Collateral as “all personal property” have been filed in the offices specified in such Perfection Certificate, the Transaction Liens will constitute perfected security interests in the Personal Property Collateral owned by such Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Collateral Liens. When, in addition to the filing of such UCC financing statements, the applicable Intellectual Property Filings have been made with respect to such Grantor’s Recordable Intellectual Property (including any future filings required pursuant to Sections 4(a) and 5(a)), the Transaction Liens will constitute perfected security interests in all right, title and interest of such Grantor in its Recordable Intellectual Property to the extent that security interests therein may be perfected by such filings, prior to all Liens and rights of others therein except Permitted Collateral Liens. Except for (i) the filing of such UCC financing statements, (ii) such Intellectual Property Filings and (iii) the due recordation of the Mortgages, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Collateral Documents or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Transaction Liens or for the enforcement of the Transaction Liens.
     (l) Such Grantor has taken, and will continue to take, all actions necessary under the UCC to perfect its interest in any Accounts or Chattel Paper purchased or otherwise acquired by it, as against its assignors and creditors of its assignors.
     (m) Such Grantor’s Collateral is insured as required by the Indenture.
     (n) To the best of such Grantor’s knowledge, all of such Grantor’s Inventory has or will have been produced in compliance in all material respects with the applicable requirements of the Fair Labor Standards Act, as amended.
     (o) The execution and delivery by such Grantor of, and the performance by such Grantor of its obligations under, this Agreement will not contravene (A) any provision of applicable law, (B) the certificate of incorporation or by-laws (or other organizational documents in the case of a non-corporate Grantor) of such Grantor, (C) any agreement or other instrument binding upon such Grantor or any of its subsidiaries or (D) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Issuer or any of its Subsidiaries, except, in the cases of (C) and (D), for contraventions that would not have a material adverse effect on the Issuer and its Subsidiaries taken as a whole or the Transaction Liens.
     (p) This Agreement has been duly authorized, validly executed and delivered by such Grantor and constitutes a valid and binding agreement of such Grantor, enforceable against such Grantor in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency or similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally (regardless of whether considered in an action at law or in equity) and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.
     SECTION 4. Further Assurances; General Covenants. Each Grantor covenants as follows:
     (a) Such Grantor will, from time to time, at the Issuer’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any Intellectual Property Filing) that from time to time may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to:
     (i) create, preserve, perfect, confirm or validate the Transaction Liens on such Grantor’s Collateral;
     (ii) in the case of Pledged Deposit Accounts, Pledged Investment Property and Pledged Letter-of-Credit Rights, cause the Collateral Agent to have Control thereof;
     (iii) enable the Collateral Agent and the other Secured Parties to obtain the full benefits of the Collateral Documents; or
     (iv) enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Grantor’s Collateral.
Such Grantor authorizes the Collateral Agent to execute and file such financing statements or continuation statements in such jurisdictions with such descriptions of collateral (including “all assets” or “all personal property” or other words to that effect) and other information set forth therein as the Collateral Agent may reasonably deem necessary or desirable for the purposes set forth in the preceding sentence. Each Grantor also ratifies its authorization for the Collateral Agent to file in any such jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States

Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party. The Issuer will pay the costs of, or incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.
     (b) Such Grantor will not (i) change its name or organizational form or structure, (ii) change its location (determined as provided in UCC Section 9-307) or (iii) become bound, as provided in UCC Section 9-203(d) or otherwise, by a security agreement entered into by another Person, unless it shall have given the Collateral Agent at least 10 days’ prior written notice thereof and taken all steps necessary to maintain the Transaction Liens in the Collateral of such Grantor.
     (c) [Reserved.]
     (d) If any of its (A) Collateral (other than Collateral constituting Inventory) with a value exceeding $1,000,000 or (B) Collateral constituting Inventory with a value exceeding $10,000,000), individually or in the aggregate at any time outstanding, is in the possession or control of a warehouseman, bailee or agent at any time, such Grantor will (i) notify such warehouseman, bailee or agent of the relevant Transaction Liens, (ii) instruct such warehouseman, bailee or agent to hold all such Collateral for the Collateral Agent’s account subject to the Collateral Agent’s instructions (which shall permit such Collateral to be removed by such Grantor in the ordinary course of business until the Collateral Agent notifies such warehouseman, bailee or agent that an Actionable Default has occurred and is continuing), (iii) cause such warehouseman, bailee or agent to Authenticate a Record acknowledging that it holds possession of such Collateral for the Collateral Agent’s benefit and (iv)make such Authenticated Record available to the Collateral Agent.
     (e) Such Grantor will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral; provided that such Grantor may do any of the foregoing unless (i) doing so would violate a covenant in the Indenture or (ii) an Actionable Default shall have occurred and be continuing and either (A) the Collateral Agent shall have notified such Grantor that its right to do so is terminated, suspended or otherwise limited or (B) the maturity of any or all of the Secured Obligations shall have been accelerated. Concurrently with any sale, lease or other disposition (except a sale or disposition to another Grantor or a lease) permitted by the foregoing proviso, the Transaction Liens on the assets sold or disposed of (but not in any Proceeds arising from such sale or disposition) will cease immediately without any action by the Collateral Agent or any other Secured Party. The Collateral Agent will, at the Issuer’s expense, execute and deliver to the relevant Grantor such documents as such Grantor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to a Transaction Lien.
     (f) Such Grantor will, promptly upon request, provide to the Collateral Agent all information and evidence concerning such Grantor’s Collateral that the Collateral Agent may reasonably request from time to time to enable it to enforce the provisions of the Collateral Documents.
     (g) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 4.14 of the Indenture, the Issuer shall deliver to the Collateral Agent a certificate executed by an executive officer of the Issuer certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings or continuations thereof, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (a) of this Section 4 to the extent necessary to protect and perfect the security interests granted hereunder for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).
     SECTION 5. Recordable Intellectual Property. Each Grantor covenants as follows:
     (a) With respect to Intellectual Property, upon the reasonable request of the Collateral Agent, each Grantor hereby agrees to sign and deliver to the Collateral Agent Intellectual Property Security Agreements with respect to all Recordable Intellectual Property then owned by it. Thereafter, upon the reasonable request of the Collateral Agent, each Grantor hereby agrees to sign and deliver to the Collateral Agent an appropriate Intellectual Property Security Agreement covering any Recordable Intellectual Property owned by it that is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it. In each case, it will promptly make all Intellectual Property Filings necessary to record the Transaction Liens on such Recordable Intellectual Property.
     (b) Grantor will notify the Collateral Agent promptly if it knows that any application or registration relating to any material Recordable Intellectual Property owned or licensed by it may become abandoned or dedicated to the public, or of any material adverse determination or development (including the institution of, or any material adverse determination or development in, any proceeding in the United States Copyright Office, the United States Patent and Trademark Office or any court) regarding such Grantor’s ownership of such Recordable Intellectual Property, its right to register or patent the same, or its right to keep and maintain the same. If any of such Grantor’s rights to any material Recordable Intellectual Property are materially infringed, misappropriated or diluted by a third party, such Grantor will notify the Collateral Agent within 30 days after it learns thereof and will, unless such Grantor shall reasonably determine that such action would be of negligible value, economic or otherwise, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Recordable Intellectual Property.
     (c) Upon the reasonable request of the Collateral Agent at the written direction of the Majority Holders, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License that is material to such Grantor’s business and under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent, for the ratable benefit of the Secured Parties, or its designee.
     SECTION 6. Investment Property. Each Grantor represents, warrants and covenants as follows:
     (a) Certificated Securities. On the date hereof (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will deliver to the Collateral Agent as Collateral hereunder all certificates representing Pledged Certificated Securities then owned by such Grantor. Thereafter, whenever such Grantor acquires any other certificate representing a Pledged Certificated Security, such Grantor will promptly (and in any case, within 10 Business Days) deliver such certificate to the Collateral Agent as Collateral hereunder. The provisions of this subsection are subject to the limitation in Section 6(j) in the case of voting Equity Interests in a Foreign Subsidiary.
     (b) Uncertificated Securities. On the date hereof (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of each Pledged Uncertificated Security then owned by such Grantor, where the issuer of such Uncertificated Security is a Subsidiary of such Grantor (and use commercially reasonable efforts to cause the relevant issuer to enter into an Issuer Control Agreement in respect of each Pledged Uncertificated Security then owned by such Grantor, where the issuer of such Uncertificated Security is not a Subsidiary of such Grantor), and deliver such Issuer Control Agreement to the Collateral Agent (which shall enter into the same). Thereafter, whenever such Grantor acquires any other Pledged Uncertificated Security, such Grantor will enter into (and cause the relevant issuer to enter into) an Issuer Control Agreement in respect of such Pledged Uncertificated Security, where the issuer of such Uncertificated Security is a Subsidiary of such Grantor (and use commercially reasonable efforts to cause the relevant issuer to enter into an Issuer Control Agreement in respect of each Pledged Uncertificated Security then owned by such Grantor, where the issuer of such Uncertificated Security is not a Subsidiary of such Grantor), and deliver such Issuer Control Agreement to the Collateral Agent (which shall enter into the same). The provisions of this subsection are subject to the limitation in Section 6(j) in the case of voting Equity Interests in a Foreign Subsidiary.
     (c) Security Entitlements. On the date hereof (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will, with respect to each Security Entitlement then owned by it, enter into (and cause the relevant Securities Intermediary to enter into) a Securities Account Control Agreement in respect of such Security Entitlement and the Securities Account to which the underlying Financial Asset is credited and will deliver such Securities Account Control Agreement to the Collateral Agent (which shall enter into the same). Thereafter, whenever such Grantor acquires any other Security Entitlement, such Grantor will, as promptly as practicable, cause the underlying Financial Asset to be credited to a Controlled Securities Account.
     (d) Perfection as to Certificated Securities. When such Grantor delivers the certificate representing any Pledged Certificated Security owned by it to the Collateral Agent and complies with Section 6(h) in connection with such delivery, (i) the Transaction Lien on such Pledged Certificated Security will be perfected, subject to no prior Liens or rights of others, (ii) the Collateral Agent will have Control of such Pledged Certificated Security and (iii) the Collateral Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.
     (e) Perfection as to Uncertificated Securities. When such Grantor, the Collateral Agent and the issuer of any Pledged Uncertificated Security owned by such Grantor enter into an Issuer Control Agreement with respect thereto, (i) the Transaction Lien on such Pledged Uncertificated Security will be perfected, subject to no prior Liens or rights of others, (ii) the Collateral Agent will have Control of such Pledged Uncertificated Security and (iii) the Collateral Agent will be a protected purchaser (within the meaning of UCC Section 8-303) thereof.

     (f) Perfection as to Security Entitlements. So long as the Financial Asset underlying any Security Entitlement owned by such Grantor is credited to a Controlled Securities Account, (i) the Transaction Lien on such Security Entitlement will be perfected, subject to no prior Liens or rights of others (except Liens and rights of the relevant Securities Intermediary that are Permitted Collateral Liens), (ii) the Collateral Agent will have Control of such Security Entitlement and (iii) no action based on an adverse claim to such Security Entitlement or such Financial Asset, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be asserted against the Collateral Agent or any other Secured Party.
     (g) Agreement as to Applicable Jurisdiction. In respect of all Security Entitlements owned by such Grantor, and all Securities Accounts to which the related Financial Assets are credited, the Securities Intermediary’s jurisdiction (determined as provided in UCC Section 8-110(e)) will at all times be located in the United States.
     (h) Delivery of Pledged Certificates. All certificates representing Pledged Certificated Securities, when delivered to the Collateral Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance reasonably satisfactory to the Collateral Agent.
     (i) Communications. Each Grantor will promptly give to the Collateral Agent copies of any notices and other communications received by it with respect to (i) Pledged Securities registered in the name of such Grantor or its nominee and (ii) Pledged Security Entitlements as to which such Grantor is the Entitlement Holder.
     (j) Foreign Subsidiaries. A Grantor will not be obligated to comply with the provisions of this Section at any time with respect to any voting Equity Interest in a Foreign Subsidiary if and to the extent (but only to the extent) that such voting Equity Interest is excluded from the Transaction Liens at such time pursuant to clause (ii) of the definition of “Excluded Property” and/or the comparable provisions of one or more Security Agreement Supplements.
     (k) Compliance with Applicable Foreign Laws. If and so long as the Collateral includes (i) any Equity Interest in, or other Investment Property issued by, a legal entity organized under the laws of a jurisdiction outside the United States or (ii) any Security Entitlement in respect of a Financial Asset issued by such a foreign legal entity, the relevant Grantor will upon request of the Collateral Agent, use its commercially reasonable efforts to take all such action as may be required under the laws of such foreign jurisdiction to ensure that the Transaction

Lien on such Collateral ranks prior to all Liens and rights of others therein to the extent permitted by such law.
     (l) Certification of Limited Liability Company and Partnership Interests. Any limited liability company and any partnership controlled by any Grantor shall either (a) not include in its operative documents any provision that any Equity Interests in such limited liability company or such partnership be a “security” as defined under Article 8 of the Uniform Commercial Code, or (b) certificate any Equity Interests in any such limited liability company or such partnership. To the extent an interest in any limited liability company or partnership controlled by any Grantor and pledged hereunder is certificated or becomes certificated, each such certificate shall be delivered to the Collateral Agent pursuant to Section 6(a) and such Grantor shall fulfill all other requirements under Section 6 applicable in respect thereof.
     SECTION 7. Deposit Accounts. Each Grantor represents, warrants and covenants as follows:
     (a) All cash other than cash held in any Excluded Account owned by such Grantor will be deposited, upon or promptly after the receipt thereof, in one or more Controlled Deposit Accounts.
     (b) In respect of each Controlled Deposit Account, the Depositary Bank’s jurisdiction (determined as provided in UCC Section 9-304) will at all times be a jurisdiction in which Article 9 of the Uniform Commercial Code is in effect.
     (c) So long as the Collateral Agent has Control of a Controlled Deposit Account, the Transaction Lien on such Controlled Deposit Account will be perfected, subject to no prior Liens or rights of others (except (x) the Depositary Bank’s right to deduct its normal operating charges and any uncollected funds previously credited thereto and (y) nonconsensual Permitted Collateral Liens).
     SECTION 8. Cash Collateral Accounts. If and when required for purposes hereof or of any Secured Document, the Collateral Agent will establish with respect to each Grantor an account (its “Cash Collateral Account”), in the name and under the exclusive control of the Collateral Agent, into which all amounts owned by such Grantor that are to be deposited therein pursuant to the applicable Secured Document shall be deposited from time to time. Funds held in any Cash Collateral Account may, until withdrawn, be invested and reinvested in such Cash Equivalents as the relevant Grantor shall request in writing from time to time; provided that if an Actionable Default shall have occurred and be continuing, the Collateral Agent may select such Cash Equivalents. Subject to Section 14, withdrawal of funds on deposit in the Cash Collateral Account shall be permitted if, as and when expressly so provided in or in respect of the applicable provision of the Secured Document pursuant to which such Cash Collateral Account was required to be established.
     SECTION 9. Commercial Tort Claims. Each Grantor represents, warrants and covenants as follows:
     (a) In the case of an Original Grantor, Schedule 3 accurately describes, with the specificity required to satisfy Official Comment 5 to UCC Section 9-108, each Commercial Tort Claim with respect to which such Original Grantor is the claimant as of the date hereof other than any Commercial Tort Claim with a value of less than $5,000,000. In the case of any other Grantor, Schedule 3 to its first Security Agreement Supplement will accurately describe, with the specificity required to satisfy said Official Comment 5, each Commercial Tort Claim with respect to which such Grantor is the claimant as of the date on which it signs and delivers such Security Agreement Supplement.
     (b) If any Grantor acquires a Commercial Tort Claim with a value of $5,000,000 or more after the date hereof (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will promptly sign and deliver to the Collateral Agent a Security Agreement Supplement granting a security interest in such Commercial Tort Claim (which shall be described therein with the specificity required to satisfy said Official Comment 5) to the Collateral Agent for the benefit of the Secured Parties.
     SECTION 10. Transfer Of Record Ownership. At any time when an Actionable Default shall have occurred and be continuing, the Collateral Agent may (and to the extent that action by it is required, the relevant Grantor, if directed to do so by the Collateral Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Collateral Agent or its nominee. Each Grantor will take any and all actions reasonably requested by the Collateral Agent to facilitate compliance with this Section. If the provisions of this Section are implemented, Section 6(b) shall not thereafter apply to any Pledged Security that is registered in the name of the Collateral Agent or its nominee. The Collateral Agent will promptly give to the relevant Grantor copies of any notices and other communications received by the Collateral Agent with respect to Pledged Securities registered in the name of the Collateral Agent or its nominee.
     SECTION 11. Right to Vote Securities. (a) Unless an Actionable Default shall have occurred and be continuing (and the Collateral Agent has given written notice as provided in Section 11(b)), each Grantor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any

Pledged Security owned by it and the Financial Asset underlying any Pledged Security Entitlement owned by it, including in each case, shares issued by Spectrum that are recorded at Bank of New York Mellon in the name of the Collateral Agent, and the Collateral Agent will, upon receiving a written request from such Grantor, deliver to such Grantor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any such Pledged Security that is registered in the name of the Collateral Agent or its nominee or any such Pledged Security Entitlement as to which the Collateral Agent or its nominee is the Entitlement Holder, in each case as shall be specified in such request and be in form and substance reasonably satisfactory to the Collateral Agent.
     (b) If an Actionable Default shall have occurred and be continuing and the Collateral Agent has received written instruction from the Majority Holders, the Collateral Agent will, upon giving written notice to the applicable Grantor of its intention to exercise such rights, have the exclusive right to the extent permitted by law to vote, to give consents, ratifications and waivers and to take any other action with respect to the Available Portion of Collateral, with the same force and effect as if the Collateral Agent were the absolute and sole owner thereof, and each Grantor will take all such action as the Collateral Agent may reasonably request from time to time to give effect to such right. For the avoidance of doubt, each Grantor shall retain the right to vote, give consents, ratifications and waivers and to take any other action with respect to such Available Portion of Collateral (including, when applicable, shares issued by Spectrum that are recorded at Bank of New York Mellon in the name of the Collateral Agent) in the event that (i) the Collateral Agent does not give written notice referred to above of its intention to exercise such rights or (ii) all Actionable Defaults shall no longer be continuing, in each case so long as not otherwise prohibited by the terms of the Indenture or hereof.
     SECTION 12. Certain Cash Distributions. Cash Distributions with respect to assets held in a Collateral Account shall be deposited and held therein, or withdrawn therefrom, as provided in Section 8. Cash Distributions with respect to any Pledged Equity Interest or Pledged Debt that is not held in a Collateral Account (whether held in the name of a Grantor or in the name of the Collateral Agent or its nominee) shall be deposited, promptly upon receipt thereof, in a Controlled Deposit Account of the relevant Grantor; provided that, if an Actionable Default shall have occurred and be continuing, the Collateral Agent may deposit, or direct the recipient thereof to deposit, each such Cash Distribution in the relevant Grantor’s Cash Collateral Account.
     SECTION 13. Remedies upon Actionable Default. (a) If an Actionable Default shall have occurred and be continuing, the Collateral Agent may exercise

(or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under the Collateral Documents with respect to the Available Portion of the Collateral.
     (b) Without limiting the generality of the foregoing, if an Actionable Default shall have occurred and be continuing, the Collateral Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Personal Property Collateral and, in addition, the Collateral Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. To the maximum extent permitted by applicable law, any Secured Party may be the purchaser of any or all of the Collateral at any such sale and (with the consent of the Collateral Agent, which may be withheld in its discretion) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obliged to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such

Collateral to more than one offeree. The Collateral Agent may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.
     (c) If the Collateral Agent sells any of the Collateral upon credit, the Grantors will be credited only with payment actually made by the purchaser, received by the Collateral Agent and applied in accordance with Section 14 hereof. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the same, subject to the same rights and duties set forth herein.
     (d) Notice of any such sale or other disposition shall be given to the relevant Grantor(s) as (and if) required by Section 16.
     (e) For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent may be exercised only upon the occurrence and during the continuation of an Actionable Default; provided, however, that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Actionable Default.
     (f) The foregoing provisions of this Section shall apply to Real Property Collateral only to the extent permitted by applicable law and the provisions of any applicable Mortgage or other document.
     (g) Each Grantor hereby covenants that on the earlier to occur of (i) the occurrence of a default under any Secured Document, (ii) such time as Spectrum becomes a “well-known seasoned issuer” as defined under the Securities Act rules and regulations, and (iii) at any time that the Liquid Collateral Coverage Ratio is less than 1.75 to 1, the Issuer will be required to exercise all of its contractual rights and use its commercially reasonable efforts to, as promptly as possible, cause Spectrum to file and become effective a shelf registration that shall be in form suitable for use by the Collateral Agent in connection with any disposition of Spectrum Equity Interests constituting part of the Collateral in connection with any exercise of remedies, and to keep such shelf registration statement effective at all times until the earlier of the time (i) the Secured Obligations are repaid in full or (ii) all Spectrum Equity Interests pledged as Collateral hereunder have been disposed of by the Collateral Agent.
     (h) After all Actionable Defaults have been cured or waived, at the direction of the Majority Holders, the Collateral Agent shall enter into an amendment to any Deposit Account Control Agreement that requires such Deposit Account Control Agreement be amended for the purpose of terminating the Collateral Agent’s exclusive control as a result of an Actionable Default over the related Deposit Account in the instance the Collateral Agent exercised remedies over the related Deposit Account (but otherwise such amendment will ensure the Collateral Agent retains Control of such Deposit Account).
     SECTION 14. Application of Proceeds. (a) If an Actionable Default shall have occurred and be continuing, the Collateral Agent may apply (i) any cash held in the Collateral Accounts and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, in accordance with the Collateral Trust Agreement.
     (b) In making the payments and allocations required by this Section, the Collateral Agent may rely upon information supplied to it pursuant to Section 18(c). All distributions made by the Collateral Agent pursuant to this Section shall be final (except in the event of manifest error) and the Collateral Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.
     SECTION 15. Fees and Expenses; Indemnification. (a) The Issuer will forthwith upon demand pay to the Collateral Agent:
     (i) the amount of any taxes that the Collateral Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon;
     (ii) the amount of any and all reasonable and documented out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Collateral Agent may incur in connection with (x) the administration or enforcement of the Collateral Documents, including such expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Collateral Agent of any of its rights or powers under the Collateral Documents;

     (iii) the amount of any fees that the Issuer shall have agreed in writing to pay to the Collateral Agent and that shall have become due and payable in accordance with such written agreement; and
     (iv) the amount required to indemnify the Collateral Agent for, or hold it harmless and defend it against, any loss, liability or expense (including the reasonable and documented fees and expenses of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Collateral Agent in connection with the Collateral Documents, except to the extent that such loss, liability or expense arises from the Collateral Agent’s gross negligence or willful misconduct or a breach of any duty that the Collateral Agent has under this Agreement (after giving effect to Sections 17 and 18).
     (b) If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Collateral Documents, the Issuer will pay such tax and provide any required tax stamps to the Collateral Agent or as otherwise required by law.
     (c) The Issuer shall indemnify each of the Secured Parties, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, losses, damages, costs and expenses of any kind (including reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and reasonable fees and disbursements of counsel) arising out of, or in connection with any and all environmental liabilities. Without limiting the generality of the foregoing, each Grantor waives all rights for contribution and all other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or related to environmental laws that it might have by statute or otherwise against any Indemnitee.
     SECTION 16. Authority to Administer Collateral. Each Grantor irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of such Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Borrower’s expense, to the extent permitted by law to exercise, at any time and from time to time while an Actionable Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of such Grantor’s Collateral:
     (a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

     (b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,
     (c) to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and
     (d) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;
provided that, except in the case of Personal Property Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent will give the relevant Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.
     SECTION 17. Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee selected by it in good faith or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent’s gross negligence or willful misconduct.
     SECTION 18. General Provisions Concerning the Collateral Agent.
     (a) The provisions of Article 7 of the Indenture shall inure to the benefit of the Collateral Agent, and shall be binding upon all Grantors and all Secured Parties, in connection with this Agreement and the other Collateral Documents. Without limiting the generality of the foregoing, (i) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Actionable Default has occurred and is continuing, (ii) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Collateral Documents that the Collateral Agent is required to exercise in accordance with the Collateral Trust Agreement, and (iii) except as expressly set forth in the Indenture, the Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Grantor that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Collateral Documents. The Collateral Agent shall be deemed not to have knowledge of any Actionable Default unless and until written notice thereof is given to the Collateral Agent by any Grantor or a Secured Party.
     (b) Sub-Agents and Related Parties. The Collateral Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Collateral Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 17 and this Section shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.
     (c) Information as to Secured Obligations and Actions by Secured Parties. For all purposes of the Collateral Documents, including determining the amounts of the Secured Obligations, or whether any action has been taken under any Secured Document, the Collateral Agent will be entitled to rely on information from (i) its own records for information as to the Secured Parties, their Secured Obligations and actions taken by them, (ii) any Secured Party (or any trustee, agent or similar representative designated pursuant to Section 21 to supply such information) for information as to its Secured Obligations and actions taken by it, to the extent that the Collateral Agent has not obtained such information from its own records, and (iii) the Issuer, to the extent that the Collateral Agent has not obtained information from the foregoing sources.
     (d) Refusal to Act. The Collateral Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Collateral Agent’s opinion, (i) is contrary to law or the provisions of any Collateral Document, (ii) may expose the Collateral Agent to liability (unless the Collateral Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.

     (e) The provisions of the Collateral Trust Agreement and the Indenture relating to the Collateral Agent including, without limitation, the provisions relating to resignation or removal of the Collateral Agent, reimbursement of expenses, exculpatory rights, rights to indemnification and the powers and duties and immunities of the Collateral Agent are incorporated herein by this reference and shall survive any termination of the Collateral Trust Agreement or the Indenture, as applicable.
     (f) Notwithstanding anything to the contrary stated herein, to the extent the provisions hereunder provide for the Collateral Agent to make any request to any Grantor to take or refrain from taking any action, the Collateral Agent shall have no duty to make any such request, unless instructed in writing to do so by the Majority Holders.
     SECTION 19. Termination of Transaction Liens; Release of Collateral. (a) The Transaction Liens on the Collateral will be released as provided in Section 7.01 of the Collateral Trust Agreement.
     (b) Upon any termination of a Transaction Lien or release of Collateral, the Collateral Agent will, at the expense of the relevant Grantor, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.
     SECTION 20. Additional Guarantors and Grantors. Any Subsidiary may become a party hereto by signing and delivering to the Collateral Agent a Security Agreement Supplement, whereupon such Subsidiary shall become a “Guarantor” and a “Grantor” as defined herein. The rights and obligations of each Grantor shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
     SECTION 21. New Obligations. On or after the date of this Agreement, the Issuer may from time to time designate additional obligations as New Obligations by delivering to the Collateral Agent a fully executed Pari-Passu Joinder Agreement (except in the case of Additional Notes) and otherwise complying with Section 2.02 of the Collateral Agreement.
     SECTION 22. Notices. All notices and other communications provided for hereunder shall be delivered as provided in Section 8.03 of the Collateral Trust Agreement.
     SECTION 23. No Implied Waivers; Remedies Not Exclusive. No failure by the Collateral Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any

Collateral Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any Secured Party of any right or remedy under any Secured Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Secured Documents are cumulative and are not exclusive of any other rights or remedies provided by law.
     SECTION 24. Successors and Assigns. This Agreement is for the benefit of the Collateral Agent and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Grantors and their respective successors and assigns.
     SECTION 25. Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent (acting pursuant to, and in accordance with, the Collateral Trust Agreement) and, with respect to any amendment, the Issuer on behalf of the Grantors (to the extent required by the Collateral Trust Agreement), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given..
     SECTION 26. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.
     SECTION 27. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY COLLATERAL DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 28. Severability. If any provision of any Collateral Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Collateral Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.
     SECTION 29. Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic means in PDF format shall be as effective as delivery of a manually signed counterpart of this Agreement.
     SECTION 30. Rights Of Holders. No Holder or holder of any New Obligations shall have any independent rights hereunder other than those rights granted to individual Holders pursuant to Section 6.07 of the Indenture or comparable provision for holders of New Obligations under any New Document; provided that nothing in this subsection shall limit any rights granted to the Trustee under the Notes or the Indenture or any New Representative under any New Document.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HARBINGER GROUP INC.
By:	/s/ Francis T. McCarron
	Name:	Francis T. McCarron
	Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent
By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

SCHEDULE 1
EQUITY INTERESTS IN SUBSIDIARIES AND AFFILIATES
OWNED BY ORIGINAL GRANTORS

	Jurisdiction			Number of
	of	Owner of	Percentage	Shares or
Issuer	Organization	Equity Interest	Owned	Units
Zap.Com Corporation	Nevada	Harbinger Group Inc.	98%	48,972,258 shares of common stock
Charged Productions, Inc.*	Nevada	Harbinger Group Inc.	100%	5,000,000 class B voting stock
Zapata Corporation of America*	Delaware	Harbinger Group Inc.	100%	1000 shares of common stock
NCZ I, Inc.*	Delaware	Harbinger Group Inc.	100%	105 shares of common stock
NCZ II, Inc.*	Delaware	Harbinger Group Inc.	100%	101 shares of common stock
Zapata Investments Corporation*	New York	Harbinger Group Inc.	100%	50 shares of common stock
Zapata North America Corporation*	New York	Harbinger Group Inc.	100%	50 shares of common stock
Zapata America Corporation*	New York	Harbinger Group Inc.	100%	50 shares of common stock
Zapata Transamerica Corporation*	New York	Harbinger Group Inc.	100%	50 shares of common stock
Zapata Worldwide Corporation*	New York	Harbinger Group Inc.	100%	50 shares of common stock
Spectrum Brands Holdings, Inc.	Delaware	Harbinger Group Inc.	54.4%	27,756,905 shares of common stock

*	Certificated shares will be delivered

S-2-1

SCHEDULE 2
INVESTMENT PROPERTY
(other than Equity Interests in Subsidiaries and Affiliates)
OWNED BY ORIGINAL GRANTORS
PART 1 — Securities

Jurisdiction
	of		Amount	Type of
Issuer	Organization	Owner of Securities	Owned	Security
None
PART 2 — Securities Accounts
The Original Grantors own Security Entitlements with respect to Financial Assets credited to the following Securities Accounts:

Owner	Securities Intermediary	Account Number
Harbinger Group Inc.	Bank of America, N.A.	601511.1
PART 3 — Restricted/ Control Securities

Description of	Indicate Restricted,	Subject to Rule 145
Securities	Control or Both	(Yes or No)	Date Fully Paid

18,119,073 shares of common stock of Spectrum Brands Holdings, Inc.	Both	No	Not applicable (shares not purchased)

9,637,832 shares of common stock of Spectrum Brands Holdings, Inc.	Control	No	Not applicable (shares not purchased)

48,722,258 shares of common stock of Zap.Com Corporation	Both	No	Not applicable (shares not
purchased)

S-2-2

Description of	Indicate Restricted,	Subject to Rule 145
Securities	Control or Both	(Yes or No)	Date Fully Paid

250,000 shares of common stock of Zap.Com Corporation	Control	No	Not applicable (shares not purchased)

5,000,000 shares of class B common stock of Charged Productions, Inc.	Both	No	Not applicable (shares not purchased)

1,000 shares of common stock of Zapata Corporation of America	Both	No	Not applicable (shares not purchased)

105 shares of common stock of NCZ I, Inc.	Both	No	Not applicable (shares not purchased)

101 shares of common stock of NCZ II, Inc.	Both	No	Not applicable (shares not purchased)

50 shares of common stock of Zapata Investments Corporation	Both	No	Not applicable (shares not purchased)

50 shares of common stock of Zapata North America Corporation	Both	No	Not applicable (shares not purchased)

50 shares of common stock of Zapata America Corporation	Both	No	Not applicable (shares not purchased)

50 shares of common stock of Zapata Transamerica Corporation	Both	No	Not applicable (shares not purchased)

S-2-3

Description of	Indicate Restricted,	Subject to Rule 145
Securities	Control or Both	(Yes or No)	Date Fully Paid

50 shares of common stock of Zapata Worldwide Corporation	Both	No	Not applicable (shares not purchased)

S-2-4

SCHEDULE 3
COMMERCIAL TORT CLAIMS
Describe each existing Commercial Tort Claim with the specificity required to satisfy Official Comment 5 to UCC Section 9-108.
None.

S-3-1

     EXHIBIT A
to Security and Pledge Agreement
[FORM OF] SECURITY AGREEMENT SUPPLEMENT
     SECURITY AGREEMENT SUPPLEMENT dated as of _______, ____, between [NAME OF GRANTOR] (the “Grantor”) and Wells Fargo Bank, National Association, as Collateral Agent.
     WHEREAS, Harbinger Group Inc. and Wells Fargo Bank, National Association, as Collateral Agent, are parties to a Security and Pledge Agreement dated as of January 7, 2011 (as heretofore amended and/or supplemented, the “Security Agreement”) under which Harbinger Group Inc. secures its Secured Obligations and the Guarantors from time to time party thereto secure their respective guarantees thereof;
     WHEREAS, [NAME OF GRANTOR] desires to become [is] a party to the Security Agreement as a Grantor thereunder;1 and
     WHEREAS, terms defined in the Security Agreement (or whose definitions are incorporated by reference in Section 1 of the Security Agreement) and not otherwise defined herein have, as used herein, the respective meanings provided for therein;
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Secured Guarantee.2 The Guarantor has unconditionally guaranteed the full and punctual payment of the Secured Obligations when due (whether at stated maturity, upon acceleration or otherwise). The Guarantor acknowledges that, by signing this Security Agreement Supplement and delivering it to the Collateral Agent, the Guarantor is deemed a “Grantor” for all purposes of the Security Agreement and that its obligations under its Secured Guarantee are subject to all the provisions of the Security Agreement.

[1]	If the Grantor is the Issuer, delete this recital.

[2]	Delete this Section if the Grantor is the Issuer or a Guarantor that is already a party to the Security Agreement.

     2. Grant of Transaction Liens. (a) In order to secure [its guarantee of]3 the Secured Obligations, the Grantor grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all the following property of the Grantor, whether now owned or existing or hereafter acquired or arising and regardless of where located (the “New Collateral”):
     [describe property being added to the Collateral]4
     (b) With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.
     (c) The foregoing Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Grantor with respect to any of the New Collateral or any transaction in connection therewith.
     3. Delivery of Collateral. Concurrently with delivering this Security Agreement Supplement to the Collateral Agent, the Grantor is complying with the provisions of Section 6 of the Security Agreement with respect to Investment Property, in each case if and to the extent included in the New Collateral at such time.
     4. Party to Security Agreement. Upon delivering this Security Agreement Supplement to the Collateral Agent, the Grantor will become a party to the Security Agreement and will thereafter have all the rights and obligations of a Grantor thereunder and be bound by all the provisions thereof as fully as if the Grantor were one of the original parties thereto.5
     5. Representations and Warranties. (a) The Grantor is duly organized, validly existing and in good standing under the laws of [JURISDICTION OF ORGANIZATION].

[3]	Delete bracketed words if the Grantor is the Issuer.

[4]	If the Grantor is not already a party to the Security Agreement, clauses (i) through (xiv) of, and the proviso to, Section 2(a) of the Security Agreement may be appropriate.

[5]	Delete Section 4 if the Grantor is already a party to the Security Agreement.

     (b) The Grantor has delivered a Perfection Certificate to the Collateral Agent. The information set forth therein is correct and complete as of the date hereof. Within 60 days after the date hereof, the Grantor will furnish to the Collateral Agent a file search report from each UCC filing office listed in such Perfection Certificate, showing the filing made at such filing office to perfect the Transaction Liens on the New Collateral.
     (c) The execution and delivery of this Security Agreement Supplement by the Grantor and the performance by it of its obligations under the Security Agreement as supplemented hereby are within its corporate or other powers, have been duly authorized by all necessary corporate or other action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its organizational documents, or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any Lien (except a Transaction Lien) on any of its assets.
     (d) The Security Agreement as supplemented hereby constitutes a valid and binding agreement of the Grantor, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) general principles of equity.
     (e) Each of the representations and warranties set forth in Sections 3 through 10 of the Security Agreement is true as applied to the Grantor and the New Collateral. For purposes of the foregoing sentence, references in said Sections to a “Grantor” shall be deemed to refer to the Grantor, references to Schedules to the Security Agreement shall be deemed to refer to the corresponding Schedules to this Security Agreement Supplement, references to “Collateral” shall be deemed to refer to the New Collateral, and references to the “Effective Date” shall be deemed to refer to the date on which the Grantor signs and delivers this Security Agreement Supplement.
     6. [Compliance with Foreign Law. The Grantor represents that it has taken, and agrees that it will continue to take, all actions required under the laws (including the conflict of laws rules) of its jurisdiction of organization to ensure that the Transaction Liens on the New Collateral rank prior to all Liens and rights of others therein.6]
     7. Governing Law. This Security Agreement Supplement shall be construed in accordance with and governed by the laws of the State of New York.
     IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement Supplement to be duly executed by their respective authorized officers as of the day and year first above written.

[NAME OF GRANTOR]
By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent
By:
Name:
Title:

[6]	Include Section 6 if the Grantor is organized under the laws of a jurisdiction outside the United States.

Schedule 1
to Security Agreement
Supplement
EQUITY INTERESTS IN SUBSIDIARIES AND AFFILIATES
OWNED BY GRANTOR

Jurisdiction
	of	Percentage	Number of
Issuer	Organization	Owned	Shares or Units

Schedule 2
to Security Agreement
Supplement
INVESTMENT PROPERTY
(other than Equity Interests in Subsidiaries and Affiliates)
OWNED BY GRANTOR
PART 1 — Securities

Jurisdiction
	of	Amount	Type of
Issuer	Organization	Owned	Security

PART 2 — Securities Accounts
The Grantor owns Security Entitlements with respect to Financial Assets credited to the following Securities Accounts:

Securities Intermediary	Account Number

PART 3 — Restricted/ Control Securities

Description of	Indicate Restricted,	Subject to Rule 145
Securities	Control or Both	(Yes or No)	Date Fully Paid

EXHIBIT B
to Security Agreement
[Delivered Separately]

B-1

EXHIBIT C
to Security Agreement
[FORM OF] PARI PASSU JOINDER AGREEMENT
     The undersigned (the “Representative”) is the trustee, agent or representative for Persons wishing to become “Secured Parties” (the “New Secured Parties”) under the Security and Pledge Agreement, dated as of January 7, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement” (terms used without definition herein have the meanings assigned to such terms by the Security Agreement)) among Grantors from time to time party thereto and Wells Fargo Bank, National Association, as Collateral Agent (the “Collateral Agent”) and the other Collateral Documents.
     In consideration of the foregoing, the undersigned hereby:
     (i) represents that the Representative has been authorized by the New Secured Parties to become a party to the Security Agreement on behalf of the New Secured Parties under that [DESCRIBE OPERATIVE AGREEMENT] (the “New Document”) and to act as the Representative for the New Secured Parties hereunder and under the Security Agreement, the other Collateral Documents;
     (ii) acknowledges that the New Secured Parties have had made available to it a copy of the Security Agreement and the other Collateral Documents;
     (iii) irrevocably appoints and authorizes the Collateral Agent to take such action as agent on its behalf and on behalf of the New Secured Parties and to exercise such powers under the Security Agreement and the other Collateral Documents as are delegated to the Collateral Agent by the terms thereof, together with all such powers as are reasonably incidental thereto;
     (iv) accepts and acknowledges the terms of the Security Agreement applicable to it and the New Secured Parties and agrees to serve as Representative for the New Secured Parties with respect to the Secured Obligations under the New Document and agrees on its own behalf and on behalf of the New Secured Parties to be bound by the terms of the Security Agreement and the other Collateral Documents applicable to holders of Secured Obligations, with all the rights and obligations of a Secured Party thereunder and bound by all the provisions thereof as fully

C-1

as if it had been a Secured Party on the effective date of the Security Agreement; and
     (vi) accepts and acknowledges that the Collateral Agent will also be acting as agent on behalf of the other Secured Parties pursuant to the Security Agreement and the other Collateral Documents.
     The name and address of the representative for purposes of Section 22 of the Security Agreement are as follows:
[name and address of Representative]

C-2

     IN WITNESS WHEREOF, the undersigned has caused this Pari Passu Joinder Agreement to be duly executed by its authorized officer as of the _____ day of ______20_.

[REPRESENTATIVE]
By:
Name:
Title:

Acknowledged and Agreed to:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Collateral Agent

By:
Name:
Title:

C-3